FORM 4          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D. C.

OMB APPROVAL
OMB NUMBER: 3235-0287
EXPIRES: JANUARY 31, 2005
ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE 0.5

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(   ) CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR FORM 5
      OBLIGATIONS MAY CONTINUE.  SEE INSTRUCTION 1(b).

FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940.
(PRINT OR TYPE RESPONSES)
1. NAME AND ADDRESS OF REPORTING PERSON*.
    HORSEY	ELMER		E
        (LAST)       (FIRST)      (MIDDLE)
     PO BOX 237
        (STREET)
     CHESTERTOWN         MD       21620
        (CITY)         (STATE)     (ZIP)
2. ISSUER NAME AND TICKLER OR TRADING SYMBOL.
    PEOPLES BANCORP, INC.  NO TICKLER OR TRADING SYMBOL
3. I.R.S. INDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY).
    ###-##-####
4. STATEMENT FOR MONTH/DAY/YEAR.
    01/17/2003
5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DATE/YEAR).

6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE).
    ( X ) DIRECTOR  (   ) 10% OWNER
    (    ) OFFICER (GIVE TITLE BELOW)   (   ) OTHER (SPECIFY BELOW)
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE).
    ( X ) FORM FILED BY ONE REPORTING PERSON
    (    ) FORM FILED BY MORE THAN ONE REPORTING PERSON

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED.
1. TITLE OF SECURITY (INSTRUTION 3)
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK
    COMMON STOCK


2. TRANSACTION DATE (MONTH/DAY/YEAR)
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03
    01/17/03

2A. DEEMED EXECUTION DATE, IF ANY (MONTH/DAY/YEAR)

3. TRANSACTION CODE (INSTRUCTION 8)
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: S                      V: V
    CODE: P                      V: V
    CODE: P                      V: V

4. SECURITIES ACQUIRED (A) OR DISPOSED OF (D) (INSTRUCTION 3,4 AND 5)
    AMOUNT:      3                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:      3                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:    20                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:  500                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:    48                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:    45                   (A) OR (D): D                 PRICE: $40.00
    AMOUNT:     3                    (A) OR (D): D                 PRICE: $40.00
    AMOUNT:     3                    (A) OR (D): D                 PRICE: $40.00
    AMOUNT:     3                    (A) OR (D): D                 PRICE: $40.00
    AMOUNT:     3                    (A) OR (D): D                 PRICE: $40.00
    AMOUNT:     3                    (A) OR (D): D                 PRICE: $40.00
    AMOUNT:   48                    (A) OR (D): A                 PRICE: $40.00
    AMOUNT:   20	       (A) OR (D): A                 PRICE: $40.00

5. AMOUNT OF SECURITIES BENEFICIALLY OWNED FOLLOWING REPORTED
   TRANSACTIONS(S)   (INSTR. 3 AND 4)
    AMOUNT: 78,586

6. OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I) (INTRUCTION 4).
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT
    (     ) DIRECT        ( X ) INDIRECT

7. NATURE OF INDIRECT BENEFICIAL OWNERSHIP (INSTRUCTION 4). BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY PRESIDENT OF NYLON CAPITAL SHOPPING CENTER, INC. TRUST BY SPOUSE
    BY SELF AS TRUSTEE FOR H & S INVESTMENTS TRUST

TABLE 11-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED.
              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
  1. TITLE OF DERIVATIVE SECURITY (INSTRUCTION 3).

  2. CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY.

  3. TRANSACTION DATE (MONTH/DAY/YEAR)

  3A. DEEMED EXECUTION DATE, IF ANY (MONTH/DAY/YEAR).

  4. TRANSACTION CODE (INSTRUCTION 8).
      CODE:                     V:
  5. NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A) OR DISPOSED OF (D). (INSTRUCTION 3, 4, AND 5).
      A:                  D:
  6. DATE EXERCISEABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
      DATE EXERCISABLE:
      EXPIRATION DATE:
  7. TITLE AND AMOUNT OF UNDERLYING SECURITITES (INSTR. 3 AND 4).
      TITLE:
      AMOUNT OR NUMBER OF SHARES:
  8. PRICE OF DERIVATIVE SECURITY (INSTRUCTION 5).
      PRICE:
  9. NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED
      FOLLOWING REPORTED TRANSACTION(S) (INSTRUCTION 4).
      NUMBER:
10. OWNERSHIP FORM OF DERIVATIVE SECURITIES: DIRECT (D) OR INDIRECT (I) (INTSRUCTION 4).

11. NATURE OF INDIRECT BENEFICIAL OWNERSHIP (INSTRUCTION 4).

      EXPLANATION OF RESPONSES:
..


      /S/ ELMER E. HORSEY
** SIGNATURE OF REPORTING PERSON

DATE:   01/21/2003

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECRITIES BENEFICIALLY
                       OWNED DIRECTLY OR INDIRECTLY.

  * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTR. 4(B)(V).

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

http://www.sec.gov/divisions/corpfin/forms/form4.htm
Last update: 09/05/2002